                          AIMRITE HOLDINGS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 2000

                                 C O N T E N T S



Independent Auditors' Report................................................F-3

Balance Sheet...............................................................F-4

Statements of Operations....................................................F-6

Statements of Stockholders' Equity (Deficit)................................F-7

Statements of Cash Flows....................................................F-11

Notes to the Financial Statements...........................................F-13

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


Board of Directors
Aimrite Holdings Corporation
(A Development Stage Company)
Solana Beach, California


We have audited the accompanying balance sheet of Aimrite Holdings Corporation (a development stage company) as of December 31, 2000 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 2000 and 1999 and from the inception of the development stage on January 1, 1997 through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aimrite Holdings Corporation (a development stage company) as of December 31, 2000 and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999 and from the inception of the development stage on January 1, 1997 through December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has suffered recurring losses from operations and has no established source of revenue which raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



HJ & Associates, LLC
Salt Lake City, Utah
October 15, 2001

                          AIMRITE HOLDINGS CORPORATION
                          (A Development Stage Company)
                                  Balance Sheet


                                     ASSETS
                                     ------

                                                                    December 31,
                                                                        2000
                                                                      ----------
CURRENT ASSETS

   Cash                                                               $   6,842
                                                                      ----------

     Total Current Assets                                                 6,842
                                                                      ----------

PROPERTY AND EQUIPMENT

   Leasehold improvements                                                39,724
   Equipment                                                             38,135
   Furniture and office equipment                                        48,254
   Less accumulated depreciation                                        (31,299)
                                                                      ----------

     Total Property and Equipment                                        94,814
                                                                      ----------

OTHER ASSETS

   Deposits                                                               6,547
                                                                      ----------

     Total Other Assets                                                   6,547
                                                                      ----------

     TOTAL ASSETS                                                     $ 108,203
                                                                      ==========

   The accompanying notes are an integral part of these financial statements.

                          AIMRITE HOLDINGS CORPORATION
                          (A Development Stage Company)
                            Balance Sheet (Continued)


                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                 ----------------------------------------------

                                                                   December 31,
                                                                        2000
                                                                   -------------

CURRENT LIABILITIES

   Accounts payable                                                $     63,795
   Accrued interest (Note 5)                                             51,117
   Note payable - related party (Note 5)                                763,095
                                                                   -------------

     Total Current Liabilities                                          878,007
                                                                   -------------

STOCKHOLDERS' EQUITY (DEFICIT)

   Preferred stock, $0.001 par value; authorized 50,000,000
    shares; 73,000 shares issued and outstanding                             72
   Common stock, $0.001 par value: authorized 100,000,000
    shares; 38,852,964 shares issued and outstanding                     38,855
   Additional paid-in capital                                        18,057,204
   Accumulated deficit                                                  (49,484)
   Deficit accumulated during the development stage                 (18,816,451)
                                                                   -------------

     Total Stockholders' Equity (Deficit)                              (769,804)
                                                                   -------------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)          $    108,203
                                                                   =============

   The accompanying notes are an integral part of these financial statements.


                                    AIMRITE HOLDINGS CORPORATION
                                    (A Development Stage Company)
                                      Statements of Operations


                                                                                    From the
                                                                                 Beginning of the
                                                                                   Development
                                                     For the                        Stage on
                                                    Years Ended                     January 1,
                                                    December 31,                   1997 Through
                                      ----------------------------------------     December 31,
                                              2000                1999                  2000
                                      -------------------  -------------------  ------------------
REVENUE                               $                -   $                -   $               -
                                      -------------------  -------------------  ------------------

EXPENSES

   General and administrative                  1,392,011            4,018,743          10,126,422
   Research and development                      467,120              660,688           1,271,350
   Depreciation expense                           25,056                6,243              31,299
                                      -------------------  -------------------  ------------------

     Total Expenses                            1,884,187            4,685,674          11,429,071
                                      -------------------  -------------------  ------------------

LOSS BEFORE OTHER INCOME
 (EXPENSES)                                   (1,884,187)          (4,685,674)        (11,429,071)
                                      -------------------  -------------------  ------------------

OTHER INCOME (EXPENSES)

   Interest income                                   713               13,475              14,188
   Interest expense                             (178,972)              (6,085)         (1,439.278)
   Loss on valuation of assets                         -                    -          (6,202,308)
                                      -------------------  -------------------  ------------------

     Total Other Income (Expenses)              (178,259)               7,390          (7,516,287)
                                      -------------------  -------------------  ------------------

LOSS BEFORE EXTRAORDINARY
 INCOME                                       (2,062,446)          (4,678,284)        (18,945,358)
                                      -------------------  -------------------  ------------------

EXTRAORDINARY INCOME

   Gain on debt release                                -                    -             128,907
                                      -------------------  -------------------  ------------------

     Total Extraordinary Income                        -                    -             128,907
                                      -------------------  -------------------  ------------------

NET LOSS                              $       (2,062,446)  $       (4,678,284)  $     (18,816,451)
                                      ===================  ===================  ==================

BASIC LOSS PER SHARE (Note 2)         $            (0.06)  $            (0.16)
                                      ===================  ===================

             The accompanying notes are an integral part of these financial statements.

                                                F-6

                                                   AIMRITE HOLDINGS CORPORATION
                                                   (A Development Stage Company)
                                           Statements of Stockholders' Equity (Deficit)

                                              Preferred Stock          Common Stock         Additional      Stock
                                            --------------------- ------------------------    Paid-In    Subscription   Accumulated
                                              Shares     Amount      Shares       Amount      Capital     Receivable      Deficit
                                            ---------- ---------- ------------ ----------- ------------- ------------  -------------
Balance, December 31, 1996                          -  $       -    8,926,001  $    8,926  $    692,551  $         -   $    (49,484)

February 12, 1997 common stock issued
 for Licensing Agreement at $0.63 per share         -          -    2,000,000       2,000     1,252,643            -              -

February 12, 1997 common stock issued
 for cash at $0.07 per share                        -          -       27,773          28        14,972            -              -

February 24, 1997 common stock issued
 for cash at $0.07 per share                        -          -       14,546          15         7,985            -              -

June 5, 1997 common stock issued
 for cash at $0.07 per share                        -          -      400,000         400         7,600            -              -

Cancellation of investment in subsidiary            -          -            -           -     4,633,918            -              -

Common stock issued for consulting
 fees at $0.10 per share                            -          -    1,054,275       1,054       104,373            -              -

Net loss for the year ended
 December 31, 1997                                  -          -            -           -             -            -       (892,913)
                                            ---------- ---------- ------------ ----------- ------------- ------------  -------------

Balance, December 31, 1997                          -          -   12,422,595      12,423     6,714,042            -       (942,397)

January 2, 1998 common stock issued
 for services  at $0.18 per share                   -          -    3,500,000       3,500       626,500            -              -

March 2, 1998 common stock issued
 for services at $1.50 per share                    -          -    2,000,000       2,000     2,998,000            -              -

April 30, 1998 common stock issued for
 consulting fees at $1.00 per share                 -          -      120,010         120       119,890            -              -

September 11, 1998 common stock issued
 for consulting fees at $0.25 per share             -          -       40,000          40         9,960            -              -
                                            ---------- ---------- ------------ ----------- ------------- ------------  -------------
Balance Forward                                     -  $       -   18,082,605  $   18,083  $ 10,468,392  $         -   $   (942,397)
                                            ---------- ---------- ------------ ----------- ------------- ------------  -------------

                  The accompanying notes are an integral part of these financial statements.

                                                     F-7

                                                   AIMRITE HOLDINGS CORPORATION
                                                   (A Development Stage Company)
                                     Statements of Stockholders' Equity (Deficit) (Continued)




                                               Preferred Stock          Common Stock        Additional      Stock
                                            --------------------- ------------------------    Paid-In    Subscription   Accumulated
                                              Shares     Amount      Shares       Amount      Capital     Receivable      Deficit
                                            ---------- ---------- ------------ ----------- ------------- ------------  -------------

Balance Forward                                     -  $       -   18,082,605  $   18,083  $ 10,468,392  $         -   $   (942,397)

September 11, 1998 common stock issued
 for loan and interest conversion at $0.25
 per share                                          -          -    6,000,000       6,000     1,494,000            -              -

October 16, 1998 common stock issued
 for consulting fees at $0.19 per share             -          -      375,000         375        70,875            -              -

November 3, 1998 common stock issued
 for subscription receivable at $0.10
 per share                                          -          -    2,500,000       2,500       247,500    (250,000)              -

Net loss for the year ended
 December 31, 1998                                  -          -            -           -             -            -    (11,182,808)
                                            ---------- ---------- ------------ ----------- ------------- ------------  -------------

Balance, December 31, 1998                          -          -   26,957,605      26,958    12,280,767     (250,000)   (12,125,205)

March 4, 1999 common stock issued
 for cash at $0.25 per share                        -          -    2,000,000       2,000       498,000            -              -

May 27, 1999 payment received on stock
 subscription receivable                            -          -            -           -             -      250,000              -

June 16, 1999 preferred stock issued
 for cash at $2.00 per share                   38,000         38            -           -        75,962            -              -

July 30, 1999 preferred stock issued
 for cash at $1.89 per share                  211,640        212            -           -       399,789            -              -

July 30, 1999 preferred stock issued
 for cash at $2.00 per share                   35,000         35            -           -        69,965            -              -

July 30, 1999 preferred stock issued
 for cash at $2.00 per share                  159,936        160            -           -       319,712            -              -

Net loss for the year ended
 December 31, 1999                                  -          -            -           -             -            -     (4,678,284)
                                            ---------- ---------- ------------ ----------- ------------- ------------  -------------

Balance, December 31, 1999                    444,576  $     444   28,957,605  $   28,958  $ 13,644,195  $         -   $(16,803,489)
                                            ---------- ---------- ------------ ----------- ------------- ------------  -------------

                  The accompanying notes are an integral part of these financial statements.

                                                     F-8

                                                   AIMRITE HOLDINGS CORPORATION
                                                   (A Development Stage Company)
                                     Statements of Stockholders' Equity (Deficit) (Continued)




                                               Preferred Stock          Common Stock        Additional      Stock
                                            --------------------- ------------------------    Paid-In    Subscription   Accumulated
                                              Shares     Amount      Shares       Amount      Capital     Receivable      Deficit
                                            ---------- ---------- ------------ ----------- ------------- ------------  -------------

Balance, December 31, 1999                    444,576  $     444   28,957,605  $   28,958  $ 13,644,195  $         -   $(16,803,489)

February 24, 2000 common stock issued
 for debt at $1.39 per share                        -          -    2,175,000       2,175     3,021,075            -              -

February 24, 2000 common stock issued
 for services at $1.39 per share                    -          -       80,000          80       111,120            -              -

March 31, 2000 common stock issued
 for debt at $1.33 per share                        -          -       15,000          15        19,935            -              -

March 31, 2000 common stock issued
 for services at $1.33 per share                    -          -      537,000         537       713,673            -               -

May 22, 2000 common stock issued
 for debt at $1.94 per share                        -          -        9,995          10        19,379            -              -

July 30, 2000 preferred stock canceled
 and converted to common stock               (211,640)      (212)     211,640         212             -            -              -

September 2000 common stock issued for
 convertible debenture at $0.2025 to
 $0.21 per share                                    -          -      482,716         483        99,517            -              -

September 2000 common stock issued
 for interest at $0.76 to $1.37 per share           -          -          291           -           302            -              -

September 2000 expense for discount
on convertible debenture                            -          -            -           -        66,666            -              -

October 2000 common stock issued for
 convertible debenture at $0.12 to $0.15
 per share                                          -          -      752,084         752        99,248            -              -
                                            ---------- ---------- ------------ ----------- ------------- ------------  -------------

Balance Forward                               232,936  $     232   33,221,331  $   33,222  $ 17,785,110  $         -   $(16,803,489)
                                            ---------- ---------- ------------ ----------- ------------- ------------  -------------

                  The accompanying notes are an integral part of these financial statements.

                                                     F-9

                                                   AIMRITE HOLDINGS CORPORATION
                                                   (A Development Stage Company)
                                     Statements of Stockholders' Equity (Deficit) (Continued)




                                               Preferred Stock          Common Stock        Additional      Stock
                                            --------------------- ------------------------    Paid-In    Subscription   Accumulated
                                              Shares     Amount      Shares       Amount      Capital     Receivable      Deficit
                                            ---------- ---------- ------------ ----------- ------------- ------------  -------------

Balance Forward                               232,936  $     232   33,221,331  $   33,222  $ 17,785,110  $         -   $(16,803,489)

October 2000 common stock issued for
 interest at $0.24 to $0.35 per share               -          -        1,047           1           283            -              -

October 25, 2000 expense for discount
 on convertible debenture                           -          -            -           -        33,333            -              -

November 2000 common stock issued for
 convertible debenture at $0.03 to
 $0.1125 per share                                  -          -    2,472,551       2,474       117,526            -              -

November 2000 common stock issued for
 interest at $0.04 to $0.12 per share               -          -        5,085           5           274            -              -

November 22, 2000 expense for discount
 on convertible debenture                           -          -            -           -        33,333            -              -

November 30, 2000 preferred stock canceled
 and converted to common stock               (159,936)      (160)     159,936         160             -            -              -

December 2000 common stock issued for
 convertible debenture at $0.0165 to
 $0.03 per share                                    -          -    2,984,201       2,984         77,016           -              -

December 2000 common stock issued for
 interest at $0.02 to $0.09 per share               -          -        8,813           9           329            -              -

Net loss for the year ended
 December 31, 2000                                  -          -            -           -             -            -     (2,062,446)
                                            ---------- ---------- ------------ ----------- ------------- ------------  -------------

Balance, December 31, 2000                     73,000  $      72   38,852,964  $   38,855  $ 18,057,204  $         -   $(18,865,935)
                                            ========== ========== ============ =========== ============= ============  =============

                     The accompanying notes are an integral part of these financial statements.

                                                     F-10

                                     AIMRITE HOLDINGS CORPORATION
                                     (A Development Stage Company)
                                       Statements of Cash Flows

                                                                                          From the
                                                                                       Beginning of the
                                                                                         Development
                                                               For the                     Stage on
                                                              Years Ended                 January 1,
                                                              December 31,               1997 Through
                                                      ------------------------------      December 31,
                                                          2000              1999              2000
                                                      ------------      ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES

   Net loss                                           $(2,062,446)      $(4,678,284)      $(18,816,451)
   Adjustment to reconcile net loss to net
    cash used in operating activities:
     Stock issued for services and interest
      expense                                             825,411                 -         5,872,098
     Debt forgiveness                                           -                 -          (128,907)
     Write-off of subsidiary receivable                         -                 -           651,980
     Depreciation                                          25,056             6,243            31,299
     Loss on valuation of assets                                -                 -         6,202,308
     Beneficial conversion feature                        133,332                 -           133,332
   Changes in operating assets and liabilities:
     Increase (decrease) in accounts payable              (43,791)        3,167,651         3,128,830
     Increase (decrease) in accrued liabilities            46,234            (4,685)         (153,796)
     (Increase) in deposits                                     -            (6,547)           (6,547)
                                                      ------------      ------------      ------------

       Net Cash  Used In Operating Activities          (1,076,204)       (1,515,622)       (3,085,854)
                                                      ------------      ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES

   Purchase of property and equipment                     (44,034)          (82,079)         (126,113)
                                                      ------------      ------------      ------------

       Net Cash Used in Investing Activities              (44,034)          (82,079)         (126,113)
                                                      ------------      ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES

   Payment on notes payable                               (14,985)          (39,229)          (54,214)
   Proceeds from notes payable                                  -                 -           471,043
   Payments on notes payable - related party              (76,119)                -           (76,119)
   Proceeds from notes payable - related party            629,345           209,869           839,214
   Proceeds from issuance of preferred stock                    -           865,872           865,872
   Proceeds from issuance of common stock                 400,000           500,000           923,000
   Proceeds from stock subscription receivable                  -           250,000           250,000
                                                      ------------      ------------      ------------

       Net Cash Provided by Financing Activities          938,241         1,786,512         3,218,796
                                                      ------------      ------------      ------------

NET INCREASE (DECREASE) IN CASH                          (181,997)          188,811             6,829

CASH, BEGINNING OF PERIOD                                 188,839                28                13
                                                      ------------      ------------      ------------

CASH, END OF PERIOD                                   $     6,842       $   188,839       $     6,842
                                                      ============      ============       ============

             The accompanying notes are an integral part of these financial statements.

                                                F-11

                                              AIMRITE HOLDINGS CORPORATION
                                             (A Development Stage Company)
                                          Statements of Cash Flows (Continued)


                                                                                          From the
                                                                                       Beginning of the
                                                                                         Development
                                                               For the                     Stage on
                                                              Years Ended                 January 1,
                                                              December 31,               1997 Through
                                                      ------------------------------      December 31,
                                                          2000              1999              2000
                                                      ------------      ------------      ------------
CASH PAID FOR:

   Interest                                           $     9,000       $     1,400       $    10,400
   Income taxes                                       $         -       $         -       $         -

NON-CASH FINANCING ACTIVITIES:

   Stock issued for services and interest expense     $   825,411       $         -       $ 5,872,098
   Stock issued for debt conversion and interest      $   401,202       $         -       $   801,202
   Stock issued for debt                              $ 3,062,589       $         -       $ 3,062,589


             The accompanying notes are an integral part of these financial statements.

                                                F-12

                          AIMRITE HOLDINGS CORPORATION
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 2000 and 1999


NOTE 1 -      ORGANIZATION AND HISTORY

              The Company was organized September 6, 1888 as a Q-Com Corp. under the laws of the State of Nevada. On March 31, 1995, its name was changed to Drink World, Inc. On July 21, 1995, the Company changed its name to Aimrite Holdings Corporation (AHC).

              On July 24, 1995, the stockholders approved a 2-for-1 forward stock split and approved changing the par value from $0.01 to $0.001. The Company changed the authorized number of shares of common stock to 50,000,000 and authorized 10,000,000 shares of preferred stock at $0.001 par value.

              On July 25, 1995, the Company issued 8,000,000 shares of common stock to acquire an 80% interest in Aimrite Systems International, Inc. (ASI)

              During 1996, AHC issued 676,000 shares of common stock to pay debts of ASI. The Company also approved a 1-for-20 reverse stock split.

              On February 5, 1997, the stockholders approved "spinning-off" the subsidiary, ASI, effective February 12, 1997. AHC acquired all of the assets, except patents, and all of the liabilities of ASI by returning 1,105,080 shares of ASI common stock to ASI. The Company also gave 1,753,400 shares of ASI stock to acquire a master marketing agreement and 426,548 shares for a master license to use the patents. An additional 2,000,000 shares of AHC stock was used to acquire the license and marketing agreements. Under the terms of the license and marketing agreements, AHC will also pay an 8% royalty for the right to manufacture and market the computer controlled shock absorber system and a computer controlled air suspension system developed by ASI.

              On October 9, 1999, the Company amended the articles of incorporation to increase the authorized number of shares of common stock and preferred stock to 100,000,000 and 50,000,000, respectively, while maintaining their $0.001 par value.

NOTE 2 -      SIGNIFICANT ACCOUNTING POLICIES AND PROCEDURES

              Accounting Method
              -----------------

              The Company uses the accrual method of accounting and has adopted a December 31 year end.

              Basic Loss Per Share
              --------------------

              The computations of basic loss per share of common stock are based on the weighted average number of common shares outstanding during the period of the financial statements as follows:

                                                                         For the Years Ended
                                                                             December 31,
                                                                    -------------------------------
                                                                         2000              1999
                                                                    -------------     -------------
              Basic loss per share from continuing operations:

              Loss (numerator)                                      $  (2,062,446)    $  (4,678,284)
              Shares (denominator)                                     32,312,148        28,612,400
              Per share amount                                      $       (0.06)    $       (0.16)

                          AIMRITE HOLDINGS CORPORATION
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 2000 and 1999


NOTE 2 -      SIGNIFICANT ACCOUNTING POLICIES AND PROCEDURES (Continued)

              Provision for Taxes
              -------------------

              No provision for income taxes has been accrued because the Company has net operating losses from inception. The net operating loss carryforwards of approximately $6,871,000 at December 31, 2000 expire in 2002 through 2020. No tax benefit has been reported in the financial statements because the Company is uncertain if the carryforwards will expire unused. Accordingly, the potential tax benefits are offset by a valuation account of the same amount.

              The income tax benefit differs from the amount computed at federal statutory rates of approximately 38% as follows:

                                                        For the Years Ended
                                                            December 31,
                                                   ----------------------------
                                                        2000           1999
                                                   -------------- --------------

              Income tax benefit at statutory rate $    (783,729) $    (574,041)
              Change in valuation allowance              783,729        574,041
                                                   -------------- --------------

                                                   $      -       $      -
                                                   ============== ==============

              Deferred tax assets (liabilities) are comprised of the following:

                                                        For the Years Ended
                                                            December 31,
                                                   ----------------------------
                                                        2000           1999
                                                   -------------- --------------

              Income tax benefit at statutory rate $  (2,610,962) $  (1,827,233)
              Change in valuation allowance            2,610,962      1,827,233
                                                   -------------- --------------

                                                   $      -       $      -
                                                   ============== ==============

              Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.


              Cash and Cash Equivalents
              -------------------------

              For purposes of financial statement presentation, the Company considers all highly liquid investments with a maturity of three months or less, from the date of purchase to be cash equivalents.

              Use of Estimates
              ----------------

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          AIMRITE HOLDINGS CORPORATION
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 2000 and 1999


NOTE 2 -      SIGNIFICANT ACCOUNTING POLICIES AND PROCEDURES (Continued)

              Valuation Allowance
              -------------------

              The Company evaluates the recoverability of the marketing agreement and other intangible assets such as technology and drawings, and reviews the amortization period on an annual basis. Several factors are used to evaluate their assets, including but not limited to: management's plans for future operations, recent operating results and projected, undiscounted cash flows. The Company has established a valuation allowance of $6,202,308 which relates to the recoverability of the Company's intangible assets.

              Advertising
              -----------

              The Company follows the policy of charging the costs of advertising to expense as incurred. During the years ended December 31, 2000 and 1999, the Company expensed $10,981 and $64,758, respectively, for advertising costs.

              Property and Equipment
              ----------------------

              Property and equipment are stated at cost. Expenditures for small tools, ordinary maintenance and repairs are charged to operations as incurred. Major additions and improvements are capitalized. Depreciation is computed using the straight-line and double declining balance method over estimated useful lives as follows:

                      Leasehold improvements                  10 years
                      Furniture and office equipment          5-10 years

              Depreciation expense for the years ended December 31, 2000 and 1999 was $25,056 and $6,243, respectively.

              Revenue Recognition
              -------------------

              The Company currently has no source of revenues. Revenue recognition policies will be determined when principal operations begin.

              Research and Development
              ------------------------

              The Company follows the policy of charging research and development costs to expense as incurred.

              Change in Accounting Principle
              ------------------------------

              The Company has adopted the provisions of FASB Statement No. 138 "Accounting for Certain Derivative Instruments and Hedging Activities, (an amendment of FASB Statement No. 133.)" Because the Companies had adopted the provisions of FASB No. 133, prior to June 15, 2000, this statement is effective for all fiscal quarters beginning after June 30, 2000. The adoption of this principle had no material effect on the Company's financial statements.

                          AIMRITE HOLDINGS CORPORATION
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 2000 and 1999


NOTE 2 -      SIGNIFICANT ACCOUNTING POLICIES AND PROCEDURES (Continued)

              Change in Accounting Principle (Continued)
              ------------------------------

              The Company has adopted the provisions of FASB Statement No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (a replacement of FASB Statement No. 125.)" This statement provides accounting and reporting standard for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, the transfer of financial assets, the Company recognized the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of this principle had no material effect on the Company's financial statements.

              The Company has adopted the provisions of FIN 44 "Accounting for Certain Transactions Involving Stock Compensation (an interpretation of APB Opinion No. 25.)" This interpretation is effective July 1, 2000. FIN 44 clarifies the application of Opinion No. 25 for only certain issues. It does not address any issues related to the application of the fair value method in Statement No. 123. Among other issues, FIN 44 clarifies the definition of employee for purposes of applying Opinion 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and accounting for an exchange of stock compensation awards in a business combination. The adoption of this principle had no material effect on the Company's financial statements.

              Pronouncements Issued Not Yet Adopted
              -------------------------------------

              In July, 2001, the Financial Accounting Standards Board issued two statements - Statement 141, BUSINESS COMBINATIONS, and Statement 142, GOODWILL AND OTHER INTANGIBLE ASSETS, which will potentially impact the Company's accounting for its reported goodwill and other intangible assets.

              Statement 141:

              o Eliminates the pooling method for accounting for business combinations.

              o Requires that intangible assets that meet certain criteria be reported separately from goodwill.

              o Requires negative goodwill arising from a business combination to be recorded as an extraordinary gain.

              Statement 142:

              o Eliminates the amortization of goodwill and other intangibles that are determined to have an indefinite life.

             o Requires, at a minimum, annual impairment tests for goodwill and other intangible assets that are determined to have an indefinite life.

                          AIMRITE HOLDINGS CORPORATION
                          (A Development Stage Company)
                        Notes to the Financial Statements
                                December 31, 2000


NOTE 2 -      SIGNIFICANT ACCOUNTING POLICIES AND PROCEDURES (Continued)

              Pronouncements Issued Not Yet Adopted (Continued)
              -------------------------------------

              Upon adoption of these Statements, the Company is required to:

              o Re-evaluate goodwill and other intangible assets that arose from business combinations entered into before July 1, 2001. If the recorded other intangibles assets do not meet the criteria for recognition, they should be reclassified to goodwill. Similarly, if there are other intangible assets that meet the criteria for recognition but were not separately recorded from goodwill, they should be reclassified from goodwill.

              o Reassess the useful lives of intangible assets and adjust the remaining amortization periods accordingly.

             o      Write-off any remaining negative goodwill.

              The Company has not yet completed its full assessment of the effects of these new pronouncements on its financial statements and so is uncertain as to the impact. The standards generally are required to be implemented by the Company in its 2002 financial statements.

              Concentrations of Risk
              ----------------------

              The Company maintains its cash in bank deposit accounts at high credit quality financial institutions. The balances, at times, may exceed federally insured limits.

NOTE 3 -      WARRANTS AND OPTIONS

              There are no warrants or options outstanding to acquire any additional shares of common stock of the Company.

NOTE 4 -      GOING CONCERN

              The Company has had no operations since the beginning of the development stage. The Company has not established revenues sufficient to cover its operating costs and allow it to continue as a going concern. The Company is currently seeking to obtain additional financing opportunities. The Company is working to become current with all filings. Efforts will continue during 2001 towards introducing the COAST technology to industry partners for further development and distribution.

NOTE 5 -      NOTE PAYABLE - RELATED PARTY

              From time to time, the Company borrows funds from its Director and President. At December 31, 2000, the Company had a note payable due to this related party of $763,095. This note is unsecured and due upon demand. Interest of $51,117 has been accrued on the note through December 31, 2000 at 8% per annum.

NOTE 6 -      PREFERRED STOCK

              The shareholders of the Company have authorized 50,000,000 shares of preferred stock with a par value of $0.001, consisting of 1,000,000 shares of Series A, 2,000,000 shares of Series B, and 47,000,000 shares of Series C. The terms of the Series A and Series B preferred stock are described below. The terms of the Series C preferred stock will be set by the Board at a future time.

                          AIMRITE HOLDINGS CORPORATION
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 2000 and 1999


NOTE 6 -      PREFERRED STOCK (Continued)

              Series A
              --------

              At December 31, 2000, there are -0- shares of Series A preferred stock issued and outstanding. Each share of the preferred stock is voting stock and is entitled to 100 votes for each share held. These shares are not convertible to shares of common stock. No sale of assets, dissolution, merger, acquisition or amendment of the articles of incorporation shall occur without the approval of a majority of the holders of preferred Series A stock.

              Series B
              --------

              At December 31, 2000, there are 73,000 shares of Series B preferred stock issued and outstanding. Holders of Series B preferred shares can not transfer, sell, pledge, encumber or give away any of the shares transferred to them for one year following their acquisition. The Series B preferred shares shall be convertible to shares of common stock after one year at the rate of one share of common stock for one share of Series B preferred shares. After one year, holders of Series B preferred shares (or shares of common stock which are held pursuant to the conversion rights) shall offer the Company the right to purchase the shares at a price which is one half of the average of the bid and ask price over the 10 days prior to the sale to the Company and the Company shall purchase at that price. If the holder of Series B preferred shares receives a higher offer, the Company shall have the right of first refusal to purchase all of the shares that the holder would transfer at the offered price. The holder of Series B preferred shares shall obtain the reasonable business advice of the Company before encumbering, selling, pledging or giving away any of the shares.

NOTE 7 -      COMMITMENTS AND CONTINGENCIES

              On June 20, 1999, the Company entered into a lease agreement for the premises in which they operate. The agreement specifies a term of 10 years, commencing on June 21, 1999 and continuing until May 31, 2009, with a monthly payment of $6,547. Minimum lease commitments for the years ended December 31, 2000 through December 31, 2005 are $78,564 per year.

NOTE 8 -      CONVERTIBLE DEBENTURES

                    During 2000, the Company issued four convertible debentures for $100,000 each as part of note purchase agreements entered into on September 7, 2000, September 27, 2000, October 25, 2000, and November 22, 2000 . All four convertible debentures were due on October 1, 2001 if not converted and accrue interest at 8% per annum from the date of issuance. The holders of the debentures retained the option to convert the note for all or any lesser portion of the principal amount into common stock of the Company at a conversion price equal to the lesser of 75% of the lowest of the closing bid prices for the common stock for the 5 trading days immediately prior to the conversion date, 75% of the lowest of the "last trade" prices for the common stock for the 5 trading days immediately prior to the conversion date, or 100% of the lowest closing bid price for the common stock for the 5 trading days prior to the date of the note. Interest expense associated with these debentures amounted to $1,202 at December 31, 2000. All four convertible debentures were converted in full during 2000.

                          AIMRITE HOLDINGS CORPORATION
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 2000 and 1999


NOTE 8 -      CONVERTIBLE DEBENTURES (Continued)

              The Company has adopted the provisions of EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments." Accordingly, the Company recorded a discount of $133,332 on the convertible debentures in order to allocate to additional paid-in capital the value of the beneficial conversion features of the debentures. The beneficial conversion features consist of the debenture holder's rights to convert the debentures into common stock. The value of the beneficial conversion features was computed as the fair value of the beneficial conversion feature on the date the debenture was issued. The discount was expensed immediately upon conversion.

NOTE 9 -      SUBSEQUENT EVENTS

              Subsequent to December 31, 2000, the Company issued five convertible debentures for $100,000 each as part of note purchase agreements entered into on January 4, 2001, February 15, 2001, March 7, 2001, March 21, 2001, and April 9, 2001. All five convertible debentures were due on October 1, 2001 if not converted and accrue interest at 8% per annum from the date of issuance. The holders of the debentures retained the option to convert the note for all or any lesser portion of the principal amount into common stock of the Company at a conversion price equal to the lesser of 75% of the lowest of the closing bid prices for the common stock for the 5 trading days immediately prior to the conversion date, 75% of the lowest of the "last trade" prices for the common stock for the 5 trading days immediately prior to the conversion date, or 100% of the lowest closing bid price for the common stock for the 5 trading days prior to the date of the note. Interest expense associated with these debentures amounted to $1,407. All five convertible debentures were converted as of June 30, 2001.

              The Company recorded a discount of $166,665 on the convertible debentures in order to allocate to additional paid-in capital the value of the beneficial conversion features of the debentures. The beneficial conversion features consist of the debenture holder's rights to convert the debentures into common stock. The value of the beneficial conversion features was computed as the fair value of the beneficial conversion feature on the date the debenture was issued. The discount was expensed immediately upon conversion. The number of shares and interest relating to the conversion of these debentures is detailed below.

              During January 2001, the Company issued 2,800,000 shares of common stock for proceeds of $56,000 for conversion of debenture and interest in the amount of $272.

              During February 2001, the Company issued 4,485,715 shares of common stock for proceeds of $104,000 for conversion of debenture and interest in the amount of $335.

              During March 2001, the Company issued 9,837,238 shares of common stock for proceeds of $240,000 for conversion of debenture and interest in the amount of $456.

              During April 2001, the Company issued 3,222,223 shares of common stock for proceeds of $72,500 for conversion of debenture and interest in the amount of $154.

              During May 2001, the Company issued 1,092,593 shares of common stock for proceeds of $27,500 for conversion of debenture and interest in the amount of $190.